                                                                   EXHIBIT 10.24
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                                US$70,000,000.00
                                CREDIT AGREEMENT



                          Dated as of November 9, 2000



                                      among



                                 S3 INCORPORATED

                                  as Borrower,



                        CHINATRUST COMMERCIAL BANK, LTD.
                                 NEW YORK BRANCH
                                    as Agent,






                CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH
                CHINATRUST COMMERCIAL BANK, LTD., NEW YORK BRANCH
                        TAIPEIBANK, LTD., NEW YORK AGENCY

                                    as Banks

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
                                TABLE OF CONTENTS



ARTICLE  1. DEFINITIONS.........................................................2

ARTICLE  2. CREDIT ADVANCES.....................................................3
         Section 2.1  Term Loan; Purpose........................................3
         Section 2.2  Note .....................................................4
         Section 2.3  Principal Repayment/Prepayment............................4
         Section 2.4  Interest/Payment Terms....................................5
         Section 2.5  Fees .....................................................5
         Section 2.6  Computations..............................................6
         Section 2.7  Time and Method of Payments...............................6
         Section 2.8  Security..................................................6
         Section 2.9  Set Off...................................................6
         Section 2.10 Additional Costs..........................................7
         Section 2.11 Sharing of Payments, Etc..................................8

ARTICLE 3.  THE CLOSING; CONDITIONS TO MAKING OF THE LOAN.......................8
         Section 3.1  Conditions to Making of the Loan..........................8

ARTICLE 4.  DELIVERY OF NOTICES AND OTHER INFORMATION..........................10
         Section 4.1  Financial Statements.....................................10
         Section 4.2  Compliance Information...................................11
         Section 4.3  Accountants' Reports.....................................11
         Section 4.4  Notices of Defaults......................................11
         Section 4.5  Additional Information...................................11

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES.....................................11
         Section 5.1  Organization.............................................11
         Section 5.2  Power, Authority, Consents...............................11
         Section 5.3  No Violation of Law or Agreements........................12
         Section 5.4  Due Execution, Validity, Enforceability..................12
         Section 5.5  Judgments, Actions, Proceedings..........................12
         Section 5.6  No Default, Compliance With Laws.........................12
         Section 5.7  Title....................................................12
         Section 5.8  Financial Condition......................................13
         Section 5.9  Other Indebtedness.......................................13
         Section 5.10  Taxes...................................................13
         Section 5.11  ERISA - The Employee Retirement IncomeSecurity Act......14
         Section 5.12  Compliance with Environmental Laws......................14
         Section 5.13  No Material Misstatements...............................14


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
ARTICLE 6   COVENANTS..........................................................14
         Section 6.1  Affirmative Covenants....................................14
         Section 6.2  Negative Covenants.......................................16

ARTICLE 7   EVENTS OF DEFAULT AND REMEDIES.....................................17

ARTICLE 8   THE AGENT..........................................................18
         Section 8.1   Authorization and Action................................18
         Section 8.2   Exculpation.............................................19
         Section 8.3   Successor...............................................20
         Section 8.4   Agent and Affiliates....................................20
         Section 8.5   Credit Decisions........................................20
         Section 8.6   Agent's Indemnity.......................................21
         Section 8.7   Copies, etc.............................................21
         Section 8.8   Loan Documents..........................................21
         Section 8.9   Notice of Default.......................................22
         Section 8.10  Benefit of Article 8....................................22

ARTICLE 9         MISCELLANEOUS PROVISIONS.....................................22
         Section 9.1   Fees and Expenses; Indemnity............................22
         Section 9.2   Taxes...................................................23
         Section 9.3   Payments; Withholding Taxes.............................23
         Section 9.4   Survival of Agreements and Representations; Waiver
                       of Trial by Jury........................................24
         Section 9.5   Modifications, Consents and Waivers;Entire
                       Agreement...............................................24
         Section 9.6   Remedies Cumulative.....................................24
         Section 9.7   Further Assurances......................................25
         Section 9.8   Notices.................................................25
         Section 9.9   Counterparts............................................26
         Section 9.10  Governing Law; Consent to Jurisdiction..................26
         Section 9.11  Severability............................................26
         Section 9.12  Binding Effect; No Assignment...........................27
         Section 9.13  Assignments and Participation...........................27



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                                CREDIT AGREEMENT


         THIS AGREEMENT, dated as of  November 9, 2000, by and between

S3 INCORPORATED, a Delaware corporation (the "Borrower") with its principal office at 2841 Mission College Boulevard, Santa Clara, CA 95054

    -  and  -

CHINATRUST COMMERCIAL BANK, LTD., organized and existing under the laws of Taiwan, the Republic of China, acting through its New York Branch (as "Agent") with an office at 366 Madison Avenue, 3rd Floor, New York, NY 10017; and

CHANG HWA COMMERCIAL BANK, LTD. organized and existing under the laws of Taiwan, the Republic of China, acting through its New York Branch with an office at One World Trade Center, Suite 3211, New York, NY 10048;

CHINATRUST COMMERCIAL BANK, LTD. organized and existing under the laws of Taiwan, the Republic of China, acting through its New York Branch with an office at 366 Madison Avenue, 3rd Floor, New York, NY 10017; and

TAIPEIBANK, LTD. organized and existing under the laws of Taiwan, the Republic of China, acting through its New York Agency with an office at One World Trade Center, Suite 8327, New York, NY 10048

(the above referred to hereinafter, individually, as "Bank", and collectively, as "Banks")

                                    RECITALS

         WHEREAS, Chinatrust Commercial Bank, Ltd. and the Borrower have entered into a Credit Agreement dated as of September 13, 2000 pursuant to which the Chinatrust Commercial Bank, Ltd. has made a loan in the principal sum of Fifty Million Dollars ($50,000,000.00) to the Borrower; and

         WHEREAS, the Borrower has requested that the loan be both increased to Seventy Million Dollars ($70,000,000.00) and that the term of the loan be extended; and

         WHEREAS, the Banks are willing to agree to provide such a loan on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the Borrower and the Banks agree as follows:

         ARTICLE  1.    DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings:

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, for purposes of calculating LIBOR or setting the day on which any Loan hereunder is to be made, a day on which dealings in U.S. dollar deposits between banks may be carried on in London, England.

         "Default Rate" - in respect of any Reimbursement Obligations (defined below) or other amounts not paid when due (whether at stated maturity, on demand, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such Reimbursement Obligations or other amounts are paid in full equal to two (2%) percent above the applicable rate as specified in Section 2.4(a).

         "Financial Statements" shall mean the quarterly and annual financial statements of the Borrower required to be furnished to the Agent pursuant to
Section 4.1(a) and (b) hereof.

         "GAAP" means those generally accepted accounting principles and practices that are recognized from time to time as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, the results of operations, and the reconciliation of capital accounts of the Borrower, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may so be changed.

         "LIBOR" means (i) the arithmetic mean (rounded upward, if necessary to the nearest 1/16 of 1%) of the London Interbank Eurodollar Market offered rates for United States Dollar deposits for the Total Loan Amount for one (1) month appearing on the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service, or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Deutsche Mark, U.S. Dollar, European Currency Unit, Sterling, Swiss Franc or Yen deposits), as of 11:00 a.m. (London time) on the date that is two Business Days prior to the first day of the one (1) month interest period of such LIBOR loan interest period, as adjusted by Agent, in its sole and reasonable discretion, to reflect the cost to the Banks of reserve requirements directly related to the acquisition and maintenance by the Banks of such deposits, (ii) if the foregoing method of determining the LIBOR is not available, the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%) of the London Interbank Eurodollar Market offered rates for United States Dollar deposits for the Total Loan Amount for one (1) month appearing on the display designated as page "LIBOR" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Eurodollar Market offered rates of major banks of United States Dollar deposits), as of 11:00 a.m. (London time) on the date that is two Business Days prior to the date that

         LIBOR is to become effective or adjusted pursuant to this Agreement, as adjusted by Agent, in its sole and reasonable discretion, to reflect the cost to the Banks of reserve requirements directly related to the acquisition and maintenance by the Banks of such deposits, (iii) if neither of the foregoing methods for determining the LIBOR is available, the rate per annum quoted by the London branch of Bank of America, N.A. to Agent, as of approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the date the LIBOR is to become effective or adjusted pursuant to this Agreement for the offering by such branch to leading banks in the London Interbank Eurodollar Market of United States Dollar deposits for the Total Loan Amount for one (1) month, as adjusted by Agent, in its sole and reasonable discretion, to reflect the cost to the Banks of reserve requirements directly related to the acquisition and maintenance by the Banks of such deposits, (iv) if none of the foregoing methods for determining the LIBOR is available, such substitute method for determination as the parties hereto may agree, or (v) if such agreement is not reached within a reasonable period of time, a rate reasonably determined by Agent as the rate then being paid by banks of a similar size and credit standing as Agent in the London Interbank Eurodollar Market for United States Dollar deposits for the Total Loan Amount for one (1) month, as adjusted by Agent, in its sole and reasonable discretion, to reflect the cost to the Banks of reserve requirements directly related to the acquisition and maintenance by the Banks of such deposits. Agent's reasonable determination of such LIBOR per annum in accordance with the provisions of this paragraph shall be conclusive and binding upon Borrower whether or not such deposits are actually acquired by Agent or any Bank.

         "Percentage Share" of any Bank means, at any time, in respect of the Total Loan Amount, the percentage set forth opposite such Bank's signature hereto under the caption "Percentage Share".

         "Person" - an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "Reimbursement Obligations" - is defined as the Total Loan Amount, less any amount that has been repaid, plus accrued and unpaid interest.

         "Total Loan Amount" - the principal amount of Seventy Million ($70,000,000.00) Dollars.


         ARTICLE 2. CREDIT ADVANCES.

                  Section 2.1 Term Loan; Purpose.

         (a) Each Bank severally agrees, on the terms and subject to the conditions of this Agreement, on or after the date of the closing hereunder, to lend to the Borrower its Percentage Share of the Total Loan Amount, provided that, at least three (3) Business Days prior irrevocable written notice is received by the Agent by facsimile transmission. The Borrower shall use the proceeds of such loan for refinancing the Fifty Million ($50,000,000.00) Dollar loan made by Chinatrust Commercial Bank, Ltd. pursuant to a Credit Agreement dated as of September 13, 2000, and for working capital, general corporate purposes and investment opportunity purposes.



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
         (b) (i) The Agent shall, promptly after receipt of the written notice requesting the loan be made, pursuant to Section 2.1(a), in form and substance reasonably satisfactory to it, notify each Bank of the date when the loan will be made. Not later than 11:00 a.m. (New York City time) on the date that the loan is to be made, each Bank shall deposit into the account specified by the Agent, in same day funds, such Bank's Percentage Share of the Total Loan Amount. After the Agent's receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article 3 hereof, the Agent will transfer such funds to the Borrower. The failure of any Bank to make the loan required to be made by it hereunder shall not relieve any other Bank of its obligation to make its loan hereunder. If any Bank fails to provide its Percentage Share of the Total Loan Amount and if all conditions for making the loan have apparently been satisfied, the Agent will make available to the Borrower the funds received by it from the other Banks. Neither the Agent nor any Bank shall be responsible for the performance by any other Bank of its obligations hereunder.

                  (ii) Unless the Agent shall have received notice from a Bank prior to the date of the loan that such Bank will not make available to the Agent such Bank's Percentage Share of the Total Loan Amount, the Agent may assume that such Bank has made such amount available to the Agent on the date of such borrowing and may, in reliance upon such assumption, make available a corresponding amount to or on behalf of the Borrower on such date. If and to the extent any Bank shall not have so made its Percentage Share of the Total Loan Amount available to the Agent, the Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to or on behalf of the Borrower until the date such amount is repaid to the Agent, at the rate per annum as provided for in Section 2.4(a).

                  Section 2.2 Note.

         The loan made by each Bank hereunder shall be evidenced by a single promissory note (the "Note"). Each Note shall be dated the date of closing hereunder and shall be payable to the order of the Bank. The Note shall be subject to repayment as provided in Section 2.3 hereof.

                  Section 2.3 Principal Repayment/Prepayment.

         (a) The Reimbursement Obligations shall be repaid in full on May 9, 2001. The Borrower shall, on said termination date, pay in full all outstanding principal of the term loan, plus all accrued and unpaid interest and fees and all other amounts due to the Banks. All principal payments and prepayments in respect of the term loan shall be accompanied by accrued interest on the amount being repaid or prepaid to the date of such repayment or prepayment.

         (b) The Borrower may prepay all or part of the Reimbursement Obligations by paying a prepayment penalty of one (1%) percent if the Reimbursement Obligations are prepaid in full and one and a quarter (1.25%) percent if the Reimbursement Obligations are partially prepaid based upon the amount prepaid, provided that, at least three (3) Business Days prior irrevocable written notice is received by the Agent by facsimile transmission and further provided that there is no unpaid accrued interest outstanding.



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
         (c) If the Borrower prepays all or part of the Reimbursement Obligations, it may not reborrow any part of the Total Loan Amount.

                  Section 2.4 Interest/Payment Terms.

         (a) The Total Loan Amount shall bear interest on the outstanding principal amount thereof, for each day from the date the Total Loan Amount was lent until such shall become due, at a rate per annum equal to LIBOR plus two (2%) percent per annum, which rate shall be adjusted monthly on the tenth (10th) day of each month ("Roll Over Date"). However, if the Roll Over Date is not a Business Day it shall be extended so as to end on the next succeeding Business Day unless the same would fall in a different calendar month, in which case such the Roll Over Date shall be the next preceding Business Day

         (b) On the Roll Over Date day of each month the Agent shall debit from the Interest Reserve (as defined in Section 2.4(d)) the unpaid interest that has accrued on the outstanding principal amount from the last date on which interest was debited.

         (c) Any overdue principal of any Reimbursement Obligations, any overdue interest thereon and any other overdue amounts shall bear interest, payable on demand, for each day from the date payment thereof was due to the date of actual payment, at the applicable Default Rate.

         (d) Notwithstanding anything to the contrary herein, the Agent shall reserve and not disburse from the Total Loan Amount a sum equal to six (6) months' interest at the current LIBOR (the "Interest Reserve"). If LIBOR increases and the Interest Reserve is insufficient to pay the future monthly interest the Borrower shall, upon request of the Agent, deposit additional funds with the Agent for the Interest Reserve. The Interest Reserve shall bear interest of six (6%) percent per annum, which interest will be paid monthly to the Borrower.

         (e) Anything in this Agreement or in the Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the Banks to the extent that the Banks' receipt thereof would not be permissible under the law or laws applicable to the Banks limiting rates of interest which may be charged or collected by the Banks. Any such payment which if received would be excessive interest shall be applied to the reduction of the principal amount owing. And any such payments of interest which are not made as a result of the limitation referred to above shall be made by the Borrower to the Banks on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Banks limiting rates of interest which may be charged or collected by the Banks. Such deferred interest shall not bear interest.

                  Section 2.5  Fees.

         (a) The Borrower shall pay to the Agent the Agent's then customary fees and charges with respect to this term loan, including any amendment, negotiation, transfer and other fees which are then customarily charged by the Agent to customers other than the Borrower.

         (b) Any payment made more than ten (10) days after it was due shall be charged a late fee of two (2%) percent of such payment, provided, however, such late fee shall not be payable where interest on such payment shall accrue at the Default Rate.

                  Section 2.6  Computations.

         Interest on the principal amount of the obligations shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

                  Section 2.7  Time and Method of Payments.

         (a) All payments of the principal of obligations, interest, fees and other amounts (including indemnities) payable by the Borrower hereunder shall be made in United States Dollars, in immediately available funds, at the Agent's offices specified above or at such other location as the Agent may designate, not later than 1:00 p.m. New York City time, on the date on which such payment shall become due without set-off, recoupment, counterclaim, deduction or offset of any nature whatsoever (and the Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any deposit account of the Borrower with the Agent). Additional provisions relating to payments are set forth in Section 9.3 hereof.

         (b) With respect to any such payment received for the accounts of the Banks, the Agent will promptly thereafter cause to be distributed ratably to the Banks in accordance with this Section 2.7 in like funds. All payments and prepayments of principal and interest in respect of the Notes and all other payments received by the Agent for the accounts of all of the Banks in respect of amounts due to the Banks hereunder or otherwise in connection herewith shall be made to the Banks in accordance with their respective Percentage Shares.

                  Section 2.8  Security.

         In order to secure the due payment and performance by the Borrower of all of the indebtedness, liabilities and obligations of the Borrower to the Banks hereunder or under any other loan document whether now existing or hereafter arising (all such indebtedness, liabilities and obligations are hereinafter referred to collectively as the "Obligations"), simultaneously with the execution and delivery of this Agreement or prior thereto: (i) The Borrower shall execute the Pledge Agreement collateralizing the Reimbursement Obligations (that is the pledge agreement by which the Borrower is pledging shares of stock owned by it in United Microelectronics Corp., a Republic of China corporation);
(ii) The Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, instruments and documents as the Bank may reasonably require in order to effect the purposes of the Note, Pledge Agreement and this Agreement.

                  Section 2.9 Set Off.

         The Borrower hereby agrees that, in addition to (and without limitation of) any right of set off, banker's lien or counterclaim the Banks may otherwise have, the Banks shall be entitled, at their option,



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
after the occurrence and during the continuance of an Event of Default, to offset balances of the Borrower held by them at any of their offices against any principal of or interest on the Reimbursement Obligations or fees or expenses hereunder which are not paid when due (regardless of whether such balances are then due to such Borrower), in which case they shall promptly notify the Borrower thereof, provided that their failure to give such notice shall not affect the validity thereof. Nothing contained herein shall require any of the Banks to exercise any such right or shall affect the right of the Banks to exercise and retain the benefits of exercising any such right with respect to any other indebtedness or obligation of the Borrower.

                  Section 2.10  Additional Costs.

         (a)  In the event that:

                  (i) any regulatory change ("Regulatory Change" defined as to the Banks, including all of their agencies, branches and offices, any change after the date hereof in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Banks, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof) shall either impose, modify or deem applicable, or result in the application of, any reserve, special deposit, capital maintenance, capital ratio or similar requirement against the Banks' obligations hereunder issued by the Banks, or against any extensions of credit or commitments to extend credit or other assets of or any deposits or other liabilities taken or entered into by the Banks, and the result of any event referred to above shall be to increase the cost to the Banks, or to reduce the amounts receivable by the Banks hereunder, with respect to the Reimbursement Obligations (which increase in cost or reduction in amounts receivable may be determined by the Banks' reasonable allocation of the aggregate of such cost increases or reductions in amounts receivable resulting from such events); or

                  (ii) any Regulatory Change shall: (A) change the basis of taxation of any amounts payable to the Banks under this Agreement or the Note in respect of any Reimbursement Obligations (other than taxes imposed on the overall net income of the Banks) or the jurisdiction in which the Banks have an office (or any political subdivision thereof or therein); or (B) impose any other conditions affecting this Agreement in respect of Reimbursement Obligations, the loan commitment of the Banks and the result of any event referred to in clause (A) or (B) above shall be to increase the Banks' costs, or to reduce any amount receivable by the Banks hereunder, in respect of the Reimbursement Obligations, (such increases in costs and reductions in amounts receivable referred to in paragraphs (i) and (ii) are hereinafter referred to as "Additional Costs"): then, upon demand made by the Banks, as promptly as practicable after they obtain knowledge that such a Regulatory Change exists and determines to make such demand, the Borrower shall pay to the Banks, from time to time as specified by the Banks, additional amounts which shall be sufficient to compensate the Banks for such increased cost or reduction in amounts receivable (including, without limitation, Additional Costs) from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at LIBOR for the first two business days following such demand and thereafter at the Default Rate.



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
         (b) If, after the date of this Agreement, the Banks shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Banks with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Banks' capital as a consequence of their loan commitment to a level below that which the Banks could have achieved but for such adoption, change or compliance (taking into consideration the Banks' policies with respect to capital adequacy) by an amount deemed by the Banks to be material, then from time to time the Borrower shall pay to the Banks such additional amount or amounts as will compensate the Banks for such reduction.

         (c) Determinations by the Banks for purposes of this section of the effect of any Regulatory Change on its costs or on amounts receivable by it, and of the additional amounts required to compensate the Banks in respect of capital requirements referred to in subsection 2.10(b) hereof, shall be conclusive, absent manifest error.

                  Section 2.11 Sharing of Payments, Etc.

         Each Bank agrees that if it shall obtain any payment (whether voluntary or involuntary, through the exercise of any right of set-off against the Borrower or otherwise) on account of the loan made by it (other than pursuant to
Section 2.10) as a result of which the unpaid principal portion of its loan shall be proportionately less than the unpaid principal portion of the loan of any other Bank, such Bank shall purchase from the other Banks such participation in the loan made by such other Banks, and shall make such other adjustments from time to time as shall be necessary to cause the unpaid principal amount of the loan and participation in the loan held by each Bank to be in the same proportion to the aggregate unpaid principal amount of the loan outstanding prior to receipt of such payment; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding any other provision contained herein, the Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this section may, to the fullest extent permitted by applicable law, exercise all rights with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.


         ARTICLE 3 THE CLOSING; CONDITIONS TO MAKING OF THE LOAN

                  Section 3.1  Conditions to Making of the Loan

         The obligation of the Banks to lend hereunder shall be subject to the fulfillment of the following conditions precedent:

         (a) The Borrower shall have executed and delivered to the Agent, a Note, for the account of each Bank, the Pledge Agreement, a certificate, duly executed by the company secretary or assistant secretary of the Borrower, together with a signed copy of the resolutions of the board of directors of the Borrower authorizing the execution and delivery of the loan documents to which it is a party, and certifying (A) that the resolutions of the board of directors of the Borrower attached to the certificate are true, correct and complete copy of the same and (B) as to the incumbency and signatures of all authorized officers of the Borrower who are authorized to sign any loan documents in the name or on behalf of the Borrower or otherwise to act on behalf of the Borrower during the term of this Agreement;

         (b)  The Agent shall have received the following:

                  (i) A copy, certified as of the most recent date practicable by the Secretary of State (or equivalent authority) of the jurisdiction of incorporation of the Borrower, of the certificate of incorporation (or equivalent documents) of the Borrower;

                  (ii) Certificates, as of the most recent dates practicable, of the Secretary of State or other appropriate governmental authority, of each state in which the Borrower is qualified to transact business, as to the existence and good standing of the Borrower;

                  (iii) A copy, certified by the Secretary of the Borrower, of the current bylaws of the Borrower;

                  (iv) A written opinion of Pillsbury, Madison & Sutro LLP for the Borrower, dated as of the date hereof and addressed to the Agent, covering such matters as the Agent may request, in form and substance satisfactory to the Agent;

                  (v) A written opinion of Republic of China counsel to the Borrower, dated as of the date hereof and addressed to the Agent, to the effect that the Pledge Agreement is in proper form under applicable laws of the Taiwan, Republic of China and the provisions thereof are effective to create a valid lien on and security interest in favor of the Banks in all of the collateral described therein, in form and substance satisfactory to the Agent and a further opinion with respect to the foreign currency control policy of the Republic of China, in case the Borrower defaults and the Agent needs to dispose of the collateral pledged pursuant to the Pledge Agreement;

                  (vi) Copies of the Financial Statements of the Borrower as requested by the Bank.

         (c) The Agent shall have received payment of its arrangement fee pursuant to a separate agreement between the Borrower and the Agent.

         (d) The Pledge Agreement and the pledge thereunder of certain shares of stock in United Microelectronics Corp. shall be in full force and effect.

         (e) An agency agreement among the Agent, Chinatrust Commercial Bank, Corporate Banking Group, Southern Region of Taipei City and Tun Nan Branch and the International Administration Department of Chinatrust Commercial Bank pursuant to which the Tun Nan Branch and the International Administration Department will (i) coordinate the stock pledge with the Borrower's representative in the Republic of China; (ii) monitor the value of the pledged stock daily as well as the rate of conversion from New Taiwan Dollars to United Stated Dollars; and (iii) sell the pledged stock for and on behalf of the Agent in case of an Event of Default, shall be in full force and effect.

         (f) (i) The Borrower shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

                  (ii) After taking into account loans made and giving effect to the Reimbursement Obligations, there shall exist no default or Event of Default hereunder; and

                  (iii) The representations and warranties contained in Article 5 hereof shall be true and correct.


         ARTICLE 4 DELIVERY OF NOTICES AND OTHER INFORMATION

         The Borrower shall deliver, or cause to be delivered, to the Agent:

                  Section 4.1  Financial Statements

         (a) Within ninety (90) days after the close of each fiscal year, (i) audited comparative consolidated balance sheets, if applicable, of the Borrower and its subsidiaries, if any, each as of the end of such fiscal year, (ii) audited comparative consolidated statements, if applicable, of income of the Borrower and its subsidiaries, if any, for such fiscal year, (iii) audited comparative consolidated statements, if applicable, of cash flow of the Borrower and its subsidiaries, if any, for such fiscal year; including all footnote disclosures supporting schedules and comments, with the statements and balance sheets, in each case; all of which are to be audited by an independent certified public accounting firm selected by the Borrower and acceptable to the Agent, accompanied by a report and opinion of such accounting firm, in form and substance satisfactory to the Agent, and certified by such accounting firm to have been prepared in accordance with GAAP and to present fairly the financial position and results of operations of the Borrower; and the Agent shall have the right, from time to time, to discuss the affairs of the Borrower directly with such independent certified public accountants after reasonable notice to the Borrower and subject to the opportunity of the Borrower to be represented at any such discussions.

         (b) Within forty-five (45) days after the close of each quarterly accounting period in each fiscal year, (i) a comparative consolidated balance sheet, if applicable, of the Borrower and its subsidiaries, if any, as of the end of such fiscal quarter, (ii) a comparative consolidated income statement, if applicable, of the Borrower and its subsidiaries, if any, for that portion of the then current fiscal year through the end of such quarter, (iii) a comparative consolidated cash flow statement, if applicable, of the Borrower and its subsidiaries, if any, for that portion of the then current fiscal year through the end of such quarter.

                  Section 4.2  Compliance Information

         Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Note and the other documents, as the Agent may reasonably request from time to time.

                  Section 4.3  Accountants' Reports

         Promptly upon receipt thereof, copies of all reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit or review of the books of the Borrower made by such accountants.

                  Section 4.4  Notices of Defaults

         Promptly, notice of the occurrence of any Event of Default.

                  Section 4.5 Additional Information

         Such other information regarding the business, affairs and condition of the Borrower as the Agent may from time to time reasonably request.


         ARTICLE 5. REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to the Agent and the Banks that:

                  Section 5.1  Organization

         The Borrower has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged.

                  Section 5.2 Power, Authority, Consents

         The Borrower has the power to execute, deliver and perform the documents to be executed by it pursuant to this Agreement. The Borrower has the power to borrow hereunder and has taken all necessary action to authorize (i) with respect to the Borrower, the borrowing of moneys hereunder and the creation of the Reimbursement Obligations hereunder on the terms and conditions of this Agreement. The Borrower has taken all necessary action, to authorize the execution, delivery and performance of all necessary documents executed pursuant to this Agreement. No consent, license, certificate, approval, authorization or declaration of any governmental authority, bureau or agency is or will be required in connection with the execution, delivery or performance by any party of the documents hereunder to which it is a party, or the validity, enforcement or priority of such documents or any lien created and granted thereunder.

                  Section 5.3  No Violation of Law or Agreements

         The execution and delivery by the Borrower of each document executed hereunder will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which it is a party, or by which it is bound or its properties or assets is affected, or result in the imposition of any lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with its business except for the liens created and granted pursuant to the Pledge Agreement.

                  Section 5.4  Due Execution, Validity, Enforceability

         This Agreement and every other document has been duly executed and delivered by the Borrower hereunder and each constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms.

                  Section 5.5  Judgments, Actions, Proceedings

         There are no outstanding judgments, actions or proceedings pending before any court or governmental authority, bureau or agency, with respect to or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which, if adversely determined, may have a material adverse effect on the business, operations, prospects, financial condition or properties of such party or its ability to perform its obligations under this Agreement, the Note or Pledge Agreement.

                  Section 5.6  No Default, Compliance With Laws

         The Borrower is not in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a material adverse effect on its business, operations, prospects, financial condition or properties or on its ability to perform its obligations hereunder. The Borrower has complied and it is in compliance in all respects with all applicable laws, regulations, resolutions, ordinances, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, noncompliance with which could have material adverse effect on its business, operations, financial condition or properties or on its ability to perform its obligations under the aforementioned documents.

                  Section 5.7 Title

         The Borrower and each of its subsidiaries, if any, to their knowledge have good and marketable fee title to all material property reflected on its Financial Statements. The Borrower is not aware of any actions or proceedings commenced or threatened that could be reasonably expected to subject the assets pledged under the Pledge Agreement to any liens.

                  Section 5.8 Financial Condition


         (a) The Financial Statements of the Borrower and its subsidiaries, if any, as most recently delivered to the Agent pursuant to paragraphs (a) and (b) of Section 4.1, including any schedules and notes pertaining thereto, have been prepared in accordance with GAAP, and fairly present the financial condition of such Persons at the dates thereof and the results of operations for the periods covered thereby, and as of the date hereof there have been no material adverse changes in the business prospects, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries since the date of such Financial Statements.

         (b) After consummation of the transactions contemplated in this Agreement and after giving effect to all indebtedness incurred and liens created by the Borrower in connection therewith, (i) the Borrower will be solvent, (ii) the Borrower does not intend nor does it believe that it will incur debts and liabilities beyond its ability to pay as they mature, and (iii) the Borrower is not engaged in business or a transaction, or is about to engage in business or a transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which it is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         (c) Borrower does not know of any circumstance, event, condition or other fact that has occurred since the filing of its 10Q on August 14, 2000 that materially and adversely affects or might materially adversely affect the business, operations, properties or financial condition of the Borrower or the performance by the Borrower of its obligations hereunder or under any other loan documents.

                  Section 5.9 Other Indebtedness

         Neither the Borrower nor any of its subsidiaries, if any, has any material (individually or in the aggregate) indebtedness of any nature, including, without limitation, liabilities for taxes and any interest or penalties relating thereto, except as set forth in any of the Financial Statements furnished to the Agent hereunder, and the Borrower does not know or have reasonable grounds to know of any basis for the assertion against it or any of its subsidiaries, if any, of any such indebtedness. The Borrower has no liens senior to the liens granted pursuant to the Pledge Agreement.

                  Section 5.10 Taxes

         Except as herein below set forth in this section, the Borrower and its subsidiaries, if any, have filed or caused to be filed all federal and state (and local, if any) tax returns required to have been filed by it or them pursuant to the laws of each Person with taxing power over the Borrower or its subsidiaries, if any, or any of its or their assets; each of them has paid all taxes, assessments and other governmental charges that are due and payable except, as of the date hereof, for any taxes, assessments or charges being contested in good faith by appropriate proceedings or where the failure to so file or pay would not have a material adverse effect on its or their respective business prospects, operations or condition, financial or otherwise; and the Borrower and its subsidiaries, if any, have made adequate provision for the payment of all such taxes, assessments or other charges accruing but not yet payable (including any being so contested).

                  Section 5.11 ERISA - The Employee Retirement Income Security
Act

         (a) To the Borrower's knowledge, the Borrower does not have and has never had, any plan in connection with which there could arise a direct or contingent liability of the Borrower to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or the Internal Revenue Service ("IRS") which could reasonably be expected to have a material adverse effect on or to the consolidated financial condition, businesses or results of operations of the Borrower. The Borrower is not a participating employer in: (i) any plan under which more than one employer makes contributions as described in Section 4063 and 4064 of ERISA, or (ii) a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

         (b) All references to the Borrower in this Agreement relating to ERISA shall be deemed to refer to the Borrower and all other entities that are part of a controlled group as defined under the Internal Revenue Code or ERISA.

                  Section 5.12  Compliance with Environmental Laws

         To the best knowledge of the Borrower (i) no Person (including, without limitation, any previous owner, lessor or sublessor of property of the Borrower) has generated, used, treated, stored, released or disposed of hazardous wastes or toxic substances on any of its properties or any of the properties to be acquired, directly or indirectly, by the Borrower pursuant to the transactions contemplated hereby (whether owned, leased, subleased or used by such Person) in violation of any Environmental Laws (as defined in Section 6.1(j)), there has been no spill, release, disposal or any other discharge of hazardous substances on or from any properties owned, leased, subleased or used by the Borrower that, in any such case, could subject the Borrower to any material liability.

                  Section 5.13 No Material Misstatements.

         No representation or warranty by or with respect to the Borrower or its subsidiaries, if any, contained herein, in the Financial Statements or in any other loan documents, pursuant hereto or thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.


         ARTICLE 6 COVENANTS

                  Section 6.1  Affirmative Covenants

         While any Reimbursement Obligations remains outstanding, or so long as the Borrower is indebted to the Banks, and until payment in full of the Note and full and complete performance of all of the other obligations of the Borrower arising hereunder, the Borrower shall do the following:

         (a) Keep proper books of record and account in a manner reasonably satisfactory to the Agent in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and activities.

         (b) Permit the Agent to make or cause to be made (at the Borrower's expense) inspections and audits of any books, records and papers of any party and to make extracts therefrom and copies thereof, or to make inspections and examinations of any properties and facilities of such party, on reasonable notice, at all such reasonable times and as often as the Agent may reasonably require, after the occurrence and during the continuance of an Event of Default, in order to assure that such party is and will be in compliance with its obligations under this Agreement, the Note and Pledge Agreement.

         (c) Maintain in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by it and used in or necessary for the operation of its business, and make all reasonable repairs, replacements, additions and improvements thereto, and maintain insurance with respect to its properties and business in such amounts and coverage, and with such insurers, as are satisfactory to the Agent, and provide to the Agent certificates of insurance and such other evidence of insurance as the Agent may request from time to time.

         (d) Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence as a corporation, if applicable, and all permits, rights and privileges necessary for the proper conduct of its business and to continue to engage in the same line of business and any other business incidental thereto.

         (e) Comply, in all material respects, with all applicable laws and pay and discharge all its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by such party, and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a lien against any of its properties.

         (f) Ensure that at all times its obligations hereunder constitute unconditional obligations secured by a first priority lien on the assets of the Borrower pledged pursuant to the Pledge Agreement.

         (g) Promptly notify the Agent in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of $10,000,000 affecting Borrower whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

         (h) Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect all permits, rights and privileges necessary for the proper conduct of its business and to continue to engage in the same line of business and any other business incidental thereto; comply with all material contractual obligations.

         (i) Comply with all applicable provisions of ERISA.

         (j) (i) Comply in all material respects with all federal, state and local laws or regulations that have been enacted or adopted regulating the discharge of substances into the environment or primarily for the purpose of protecting the environment ("Environmental Law"), and provide written notice to the Agent within five (5) days of the receipt of any notice of any governmental authority charged with enforcing such Environmental Law.

             (ii) In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature ("Remedial Work") with respect to any of the properties of the Borrower (whether owned, leased, subleased or used by Borrower) is required to be performed by the Borrower under any applicable local, state or federal law or regulation, any judicial order, or by any governmental entity because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a hazardous substance in or into the air, soil, groundwater, surface water or soil vapor, the Borrower shall commence all such Remedial Work for which the Borrower is legally responsible under applicable federal, state or local law at or prior to the time required therefor under applicable laws, regulations or orders and thereafter diligently prosecute to completion all such Remedial Work in accordance with and within the time allowed under such applicable laws, regulations or orders of such governmental or nongovernmental entity, except where the necessity of the conduct of Remedial Work is being contested in good faith in the manner provided by law.

         (k) Maintain a current ratio, that is a ratio of current assets to current liabilities of not less than one (1.0) as of the end of each fiscal quarter.

                  Section 6.2  Negative Covenants

         While any Reimbursement Obligations remains outstanding, or so long as the Borrower is indebted to the Banks, and until payment in full of the Note and full and complete performance of all of the other obligations of the Borrower arising hereunder, the Borrower shall not do, agree to do or permit to be done or agree to do any of the following:

         (a) Mergers Without the prior written consent of the Agent, merge, reorganize or consolidate with any other Person unless the Borrower shall be the surviving Person.

         (b) Liens Without the prior written consent of the Agent, create, incur, assume or suffer to exist any lien on any of its assets pledged under the Pledge Agreement now owned or hereafter acquired, other than liens in favor of the Banks.

         (c) Material Misstatements Furnish or cause to be furnished to the Agent or any Bank any certificate or other document that will contain any untrue statement of a material fact or omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.


         ARTICLE 7 EVENTS OF DEFAULT AND REMEDIES

         If any one or more of the following events ("Events of Default") shall occur and be continuing, the entire unpaid balance of the principal of and interest on the Note outstanding and all other obligations of the Borrower to the Agent and the Banks arising hereunder and under the Note or Pledge Agreement shall immediately become due and payable upon written notice to that effect given to the Borrower by the Agent (with the unanimous consent of the Banks) without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Borrower; provided, however, that if an Event of Default specified in paragraph
(e) below shall occur, the principal of and interest on all Reimbursement Obligations and the Note, together with all other amounts payable hereunder shall become immediately due and payable without any action on the part of the Agent or the Banks and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower:

         (a) Failure to make any payment of principal or interest upon any Reimbursement Obligations or the Note or any other amount due hereunder or under any other documents hereunder, including failure to deposit additional funds for the Interest Reserve as requested by the Agent, pursuant to Section 2.4(d); or

         (b) Failure to perform or observe any of the agreements of the Borrower contained in Article 6 hereof; or

         (c) Failure by the Borrower to perform or observe any other term, condition or covenant of this Agreement or of any of the other documents hereunder, which failure shall remain unremedied for a period of thirty (30) days; or

         (d) Any representation or warranty made by the Borrower in connection with, any of the documents hereunder shall have been false or misleading in any material respect when made or delivered; or

         (e) The Borrower shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or such party shall take any action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or such party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or such party shall generally not pay its debts as they become due; or

         (f) Any note or pledge agreement shall cease to be in full force and effect for any reason, or be declared to be null and void, or the lien granted pursuant to the Pledge Agreement shall cease to be perfected and a first priority lien, or the validity or enforceability of any loan documents shall be contested by the Borrower or any other Person, or any of the Pledge Agreement shall in any material respect fail to provide to the Agent and the Banks the lien, rights, interests, remedies, powers or privileges intended to be created thereby; or

         (g) The Borrower shall, with respect to any indebtedness of such party fail to make any payment of principal or premium or interest when due (whether at stated maturity, by acceleration, by required prepayment, on demand or otherwise) after giving effect to any applicable grace period, or shall fail to observe or perform any covenant or agreement contained in any agreement or instrument relating to such indebtedness within any applicable grace period, or any other event shall occur, if the effect of such failure or other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such indebtedness; or

         (h) One or more judgments, decrees or orders for the payment of money in excess of US$10,000,000 in the aggregate shall be rendered against the Borrower or its subsidiaries, if any, which is not covered by insurance, and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or a judgment creditor of the Borrower shall obtain possession of any of the assets pledged pursuant to the Pledge Agreement by any means, including, without limitation, levy, distraint, replevin or self-help;

         (i) Since the date of the closing of this Agreement, there shall have occurred any condition or event which has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or properties of the Borrower.


         ARTICLE 8 THE AGENT

                  Section 8.1 Authorization and Action

         Each Bank hereby authorizes the Agent to act on behalf of such Bank under this Agreement and any other loan documents in the various capacities set forth herein and in the other loan documents with respect to the Agent and specifically to enter into the agency agreement specified in Section 3.1(f) on behalf of all of the Banks and, in the absence of other written instruction from all the Banks received from time to time by the Agent (with respect to which the Agent agrees that it will, subject to the last sentence of this Section, comply in good faith), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. All actions to be taken and to be performed by the Agent shall be taken and performed only upon the unanimous consent of all the Banks. Subject to the last sentence of this Section, with respect to any matters not expressly provided for herein or in any of the other loan documents and any matters which this Agreement or any of the other loan documents place within the discretion of the Agent, the Agent shall not be required to exercise any discretion or take any action with respect thereto, and, with respect to those matters as well as all other matters, the Agent may request instructions from the Banks with respect to any such matter, in which case it shall act or refrain from acting (and shall be fully protected and free from liability to all of the Banks in so acting or refraining from acting) upon the instruction of all of the Banks. Notwithstanding any other provision hereof or of any other loan documents, nothing in this Agreement or any of the other loan documents or in any other document or instrument shall be construed to constitute the Agent as a trustee or other fiduciary for any Bank nor to impose on the Agent duties and obligations other than those expressly provided for herein or in any of the other loan documents, and the Agent shall in no event be required to take any action which, in its judgment or in the judgment of its counsel, exposes it to any risk of personal liability or is contrary to this Agreement or any other loan documents or to any applicable law.

                  Section 8.2 Exculpation

         Neither the Agent nor any of its directors, officers, shareholders, employees, attorneys or agents shall be liable to any Bank for any action taken or omitted to be taken by it or any such Person under this Agreement or any other loan documents, or in connection herewith or therewith, including, without limitation, those acts or omissions attributable to the negligence of any such Person, except for its or their own willful misconduct or gross negligence (which shall be its or their own responsibility, as the case may be). Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or any other loan documents or any other document or instrument; (iii) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other loan documents or any other document or instrument or to inspect any property (including, without limitation, the books and records) of the Borrower; (iv) shall not be responsible to any Bank or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, effectiveness or value of this Agreement or any other loan documents or any other document or instrument; and (v) shall incur no liability under or in respect of this Agreement or any other loan documents or any other document or instrument by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopies, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties; and (vi) shall not be responsible for the loan hereunder or for determining the highest lawful rate of interest, if any, that may be charged under all applicable usury laws, as applicable to any Bank, such determination being the sole responsibility of each Bank. The provisions of this Section 8.2 shall survive the termination of this Agreement and/or the payment or assignment of any of the Borrower's obligations to the Banks.

                  Section 8.3 Successor

         (a) The Agent may resign as such at any time upon at least thirty (30) days prior notice to the Borrower and all Banks. If the Agent resigns, the Banks upon unanimous consent may appoint another Bank as a successor Agent which shall thereupon become the Agent hereunder. If no successor to the retiring Agent shall have been so appointed by the unanimous consent of the Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be (i) one of the Banks or
(ii) a commercial banking institution organized under the law of the United States, or a United States branch or agency of a commercial banking institution, having a combined capital and surplus of at least US$500,000,000.00. The appointment of any successor Agent pursuant to this Section shall be subject to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided, however, that the Borrower shall be deemed to have consented to any such appointment if the resigning Agent has not received notice from the Borrower as to its acceptance or nonacceptance of any proposed successor Agent within twenty (20) days after written notice of any such proposed appointment has been delivered by the retiring Agent to the Borrower. In all events, if for any reason no successor to the retiring Agent shall have been appointed and shall have accepted such appointment within forty five (45) days after the retiring Agent's giving notice of resignation, then the retiring Agent, any Bank or the Borrower may petition any court of competent jurisdiction for the appointment of a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the retiring Agent hereunder or under any other loan documents or otherwise, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other loan documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement and the other loan documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement or any of the other loan documents.

         (b) Borrower shall not be responsible for any expenses incurred as a result of the voluntary resignation of the Agent or the appointment of a successor Agent as a result thereof.

                  Section 8.4 Agent and Affiliates

         Chinatrust Commercial Bank, Ltd., or any other Bank at any time acting as Agent hereunder, shall, so long as it is a holder of a Note hereunder, have the same rights, powers and obligations under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Chinatrust Commercial Bank, Ltd. or any such other Person and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any affiliate of the Borrower as if it were not the Agent hereunder.

                  Section 8.5 Credit Decisions

         Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents, information, and investigations as it has deemed appropriate, made its own credit decision to enter into this Agreement and to extend its commitment and make the loan. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such other documents, information, and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other loan documents.

                  Section 8.6 Agent's Indemnity

         Each Bank agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, pro rata according to such Bank's Percentage Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes, or any other loan documents, whether or not the same are based upon negligence, breach of contract, tort, piercing or "alter ego" theories, breach of any duty, breach of trust, violation of any law, or otherwise, including, without limitation, the reimbursement of the Agent for all out-of-pocket costs and expenses (including, without limitation, attorneys' fees) incurred by the Agent hereunder or in connection herewith or in enforcing the obligations of the Borrower under this Agreement or any other loan documents, in all cases as to which the Agent is not reimbursed by the Borrower; provided, however, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted solely and directly from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder or under any other loan documents or any other document or instrument, or to prosecute or defend any suit in respect of this Agreement or any other loan documents or any other document or instrument, unless it is indemnified to its satisfaction by the Banks against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other costs, expenses or disbursements of any kind or nature. If any indemnity in favor of the Agent shall, in its judgment or in the judgment of its counsel, become impaired, the Agent may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

                  Section 8.7 Copies, etc.

         The Agent shall give prompt notice to each Bank of each notice or request received by the Agent from the Borrower pursuant to the terms of this Agreement. The Agent will distribute to each Bank each instrument received for its account and copies of all other communications received by the Agent from the Borrower in accordance with the terms of this Agreement or any other loan documents.

                  Section 8.8 Loan Documents

         Each Bank agrees that except as otherwise specifically provided therein, no Bank shall have any right individually to seek to realize upon the security granted by any guaranty or other agreement provided by the Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Agent in accordance with the terms of this Agreement and the other loan documents; provided, however, that if any time or from time to time there is only one Bank, then such Bank shall have all of such rights and remedies of the Agent for its sole benefit.

                  Section 8.9 Notice of Default

         The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time or both, would become an Event of Default hereunder unless the Agent shall have received notice from a Bank or the Borrower referring to this Agreement, describing such Event of Default or potential Event of Default and stating that such notice is a "notice of default." If the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall be entitled to take action or refrain from taking action with respect to such Event of Default or potential Event of Default as provided in this Article 8.

                  Section 8.10 Benefit of Article 8

         The agreements contained in this Article 8 are solely for the benefit of the Agent and the Banks, and are not for the benefit of, or to be relied upon by any third party.

         ARTICLE 9 MISCELLANEOUS PROVISIONS

                  Section 9.1  Fees and Expenses; Indemnity

         (a) Whether or not the transactions contemplated hereby are consummated, the Borrower will promptly pay all reasonable out-of-pocket costs of the Agent in preparing the necessary documents hereunder and all reasonable costs and out-of-pocket expenses of the issue of the Note and of the Borrower's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including, without limitation, all costs of filing or recording any documents) and the reasonable fees and expenses and disbursements of counsel to the Agent, in connection with the preparation, execution, delivery and enforcement of this Agreement, the other documents and all other agreements, instruments and documents relating to this transaction, the consummation of the transactions contemplated by all such documents, the preservation of all rights of the Agent, the negotiation, preparation and execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument which is proposed but not executed and delivered) and with any claim or action threatened, made or brought against the Agent and/or Banks arising out of or relating to any extent to this Agreement, the other documents hereunder or the transactions contemplated hereby or thereby.

         (b) In addition, the Borrower will promptly pay all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by the Agent in connection with its enforcement of the payment of the Note or any other sum due to it under this Agreement or any of the other documents hereunder or any of its other rights hereunder or thereunder.

         (c) In addition to the foregoing, whether or not the transactions contemplated hereunder are consummated, the Borrower shall indemnify the Agent and/or Banks and each of their directors, officers, employees and agents against, and hold each of them harmless from, any losses, liabilities, damages, claims, out-of-pocket costs and expenses including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from, or in any manner connected with, the execution, delivery and performance of each of the documents hereunder, the Reimbursement Obligations, or in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation relating to the foregoing or under any statute of any jurisdiction, or any regulation, or at common law or otherwise, provided that the Borrower shall not be obligated to indemnify any Person for any of the foregoing to the extent arising from the gross negligence or willful misconduct of the party to be indemnified (as determined by a final and nonappealable judgment of a court of competent jurisdiction). The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Agent and the Banks hereunder or at common law or otherwise. The provisions of this Section 9.1 shall survive the payment of the Note and the Reimbursement Obligations and the termination of this Agreement.

                  Section 9.2 Taxes

         If, under any law in effect on the date of the making of any loan hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any tax is payable in respect of the issuance of the Note, or in connection with the filing or recording of any assignments, financing statements or other documents (whether measured by the amount of indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrower will pay any such tax, if any, and will indemnify the Agent and/or the Banks against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against the Agent and/or the Banks, the Agent or Bank may notify the Borrower and make immediate payment thereof, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrower. Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 9.2 shall: (a) not apply to any tax on or measured by the overall net income of the Banks, and (b) survive the payment of the Note and the Reimbursement Obligations and the termination of this Agreement.

                  Section 9.3 Payments; Withholding Taxes

         As set forth in Article 2 hereof, all payments by the Borrower on account of principal, interest, fees and other charges (including any indemnities) shall be made to the Agent at the office of the Agent listed above, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 1:00 p.m., New York City time, on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, such extension shall be included in computing interest in connection with such payment. All payments hereunder and under the Note shall be made without set-off or counterclaim and shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes (including levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof) except those taxes set forth in subsection 9.2 hereof. If the Person making a payment hereunder or under the Note shall be required by law to deduct or withhold any amount on account of any taxes from or in respect of any such payment the amount of such payment shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings resulting from the additional sums payable by reason of this sentence) the Bank entitled to receive such payment receives an amount equal to the sum it would have received had no deduction or withholding been made.

                  Section 9.4 Survival of Agreements and Representations; Waiver of Trial by Jury

         All agreements, representations and warranties made herein shall survive the delivery and subsequent termination of this Agreement and the Note. THE BORROWER WAIVES THE RIGHT (1) TO TRIAL BY JURY AND (2) TO INTERPOSE ANY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS HEREUNDER OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

                  Section 9.5 Modifications, Consents and Waivers; Entire Agreement

         (a) No modification, amendment or waiver of or with respect to any provision of this Agreement, the Note, the Pledge Agreement, any of the other documents or any other agreement, instrument and document delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, including, without limitation, any such modification, amendment or waiver which releases any collateral, shall in any event be effective unless it shall be in writing and signed by the Borrower and all the Banks.

         (b) Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand of the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. This Agreement embodies the entire agreement and understanding between the Banks and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.

                  Section 9.6 Remedies Cumulative

         Each and every right granted to the Agent and the Banks hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Agent or Banks or the holder of the Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Borrower's indebtedness, liabilities and obligations under the Note and this Agreement shall be without regard to any counterclaim, right of offset or any other claim whatsoever which the Borrower may have against the Agent or the Banks and without regard to any other obligation of any nature whatsoever which the Agent of the Banks may have thereto, and no such counterclaim or offset shall be asserted thereby in any action, suit or proceeding instituted by the Agent or the Banks for payment or performance of such indebtedness, liabilities or obligations under the Note, this Agreement or the Pledge Agreement or any of the other documents or otherwise.

                  Section 9.7 Further Assurances

         At any time and from time to time, upon the request of the Agent, the Borrower shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as the Agent may reasonably request in order to fully effect the purposes of this Agreement, the other documents hereunder and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Reimbursement Obligations.

                  Section 9.8 Notices

         All notices, requests, reports and other communications pursuant to this Agreement between the Borrower and the Agent shall, except as otherwise provided herein, be in writing, either by letter (delivered by hand or commercial messenger, express delivery or express mail service or sent by certified mail, return receipt requested), telex or facsimile transmission, addressed as follows:

                           (a)  If to the Borrower:

                                    S3  Incorporated
                                    2841 Mission College Boulevard
                                    Santa Clara, CA 95054
                                    Attention: Mr. Ronald R. Matsushima
                                               Vice President and Corporate
                                               Treasurer
                                    Phone (408) 325-7899 Fax (408) 325-7877

                           (b)      If to the Agent:

                                    Chinatrust Commercial Bank, Ltd.
                                    New York Branch
                                    366 Madison Avenue
                                    3rd Floor
                                    New York, NY 10017
                                    Attention: Mr. Kenneth K. Foo
                                               Assistant Vice President
                                    Phone (212) 457-8915 Fax (212) 457-6666

Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand or messenger, express delivery or express mail service to such party at this address specified above, or, in the case of telex or facsimile notice, when sent with evidence of transmission. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

                  Section 9.9 Counterparts

         This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  Section 9.10 Governing Law; Consent to Jurisdiction

         (a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARDS TO THE CONFLICT OF LAWS RULES.

         (b) THE BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY NEW YORK STATE COURT IN THE CITY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BORROWER BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND IN THE MANNER PROVIDED FOR IN
SECTION 9.8 HEREOF. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH COURT BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. NOTHING IN THIS SECTION 9.10 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF THE AGENT TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

                  Section 9.11 Severability

         The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance thereby with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or default if such action is taken or condition exists.

                  Section 9.12 Binding Effect; No Assignment or Delegation by Borrower

         This Agreement shall be binding upon and inure to the benefit of the Borrower and Borrower's successors and to the benefit of the Agent and the Banks and their successors and assigns. The rights and obligations of the Borrower under this Agreement shall not be assigned or delegated without the prior written consent of all the Banks, and any purported assignment or delegation without such consent shall be void.

                  Section 9.13 Assignments and Participation

         a) The Banks may assign or transfer all or any part of its obligations and/or rights under this Agreement and the other documents to any other Person, except that Chinatrust Commercial Bank, Ltd. shall at all times hold a percentage share of the Total Loan Amount equal to at least fifty (50%) percent.

         (b) The Banks may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other documents.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the above date

                                       BORROWER:
                                       S3 INCORPORATED



                                       By:  /s/ Ronald R. Matsushima
                                            ------------------------------------
                                            Name: Ronald R. Matsushima
                                            Title: Vice President and Corporate
                                            Treasurer

                                            AGENT:
                                            CHINATRUST COMMERCIAL BANK, LTD.
                                            New York Branch



                                       By: /s/ Jerry D. Li
                                           -------------------------------------
Date Signed: November 9, 2000              Name: Jerry D. Li
                                           Title: Assistant Executive Vice
                                                  President and General Manager

                                       THE BANKS:

                                       CHANG HWA COMMERCIAL BANK, LTD.
                                       New York Branch



                                       By: /s/ Wan-Tu Yeh
                                          --------------------------------------
Date Signed: November 9, 2000          Name: Wan-Tu Yeh
Percentage Share: 21.428571%                 Title: Senior Vice President
                                             and General Manager



                                       CHINATRUST COMMERCIAL BANK, LTD.
                                       New York Branch


                                       By: /s/ Jerry D. Li
                                          --------------------------------------
Date Signed: November 9, 2000          Name: Jerry D. Li
Percentage Share: 71.428571%                 Title: Assistant Executive Vice
                                             President and General Manager



                                       TAIPEIBANK, LTD.
                                       New York Agency


                                       By: /s/ Sophia J.H. Jing
                                          --------------------------------------
Date Signed: November 9, 2000          Name: Sophia J.H. Jing
Percentage Share: 7.1428571%                 Title: Vice President
                                             and Acting General Manager